[LETTERHEAD OF BANK OF AMERICA]



                          Servicer Compliance Statement
                               RAAC 2006-SP2 TRUST

     I, H. Randall Chestnut, a Senior Vice President of Bank of America, N.A. as seller and as servicer, hereby certify pursuant to section 2.04 of the Flow Mortgage Loan Sale and Servicing Agreement dated December 1, 2006 between Residential Funding Company, LLC, as purchaser (the "Purchaser") and Bank of America, N.A. as seller (the "Seller") and as servicer (the "Servicer") that;
(i) a review of Bank of America, N.A. activities during the 2006 calendar year and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, N.A. has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout the 2006 calendar year. March 1, 2007




                                            By:    /s/ H. Randall Chestnut
                                            Name:  H. Randall Chestnut
                                            Title: Senior Vice President



                                                                        GMAC RFC